Exhibit 99.1

BED BATH & BEYOND INC. REPORTS NET EARNINGS INCREASE OF 42.7% IN FISCAL FIRST QUARTER

•              Net Earnings per share of $.27 for quarter

•              Quarterly Net Sales Increase by 23.2%; Comparable Quarterly Store Sales Increase by 5.1%

UNION, New Jersey, June 23, 2004 --- Bed Bath & Beyond Inc. today reported net earnings of $82.0 million ($.27 per share) in the fiscal first quarter ended May 29, 2004, an increase of approximately 42.7% from the $57.5 million ($.19 per share) earned in the fiscal first quarter of 2003.  Net sales for the fiscal first quarter of 2004 were approximately $1.1 billion, an increase of approximately 23.2% from net sales of $893.9 million in the fiscal first quarter of 2003.  Comparable store sales in the fiscal first quarter of 2004 grew by approximately 5.1%, compared with an increase of approximately 4.4% in last year’s fiscal first quarter.

As of May 29, 2004, there were 592 Bed Bath & Beyond stores operating in 44 states and Puerto Rico, including 17 new stores opened during the fiscal first quarter.  Total store space of the Bed Bath & Beyond stores at the end of the fiscal first quarter was approximately 19.8 million square feet, compared with approximately 17.4 million square feet occupied by the 498 Bed Bath & Beyond stores operating at the end of the corresponding period last year.  Including those already opened year-to-date, the Company plans to open 80 to 90 Bed Bath & Beyond stores, in both new and existing markets, during fiscal 2004 (which ends on February 26, 2005).

The accompanying consolidated financial information includes the accounts of Christmas Tree Shops, Inc. (acquired in 2003) and Harmon Stores, Inc. (acquired in 2002).  As of May 29, 2004, Christmas Tree Shops, Inc. operated 24 stores in 6 states, and Harmon Stores, Inc. operated 31 stores in 3 states.  Total store space of the Christmas Tree Shops and Harmon Stores as of May 29, 2004, approximated 915,000 and 212,000 square feet, respectively.

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Bed Bath & Beyond Inc. is a nationwide chain of retail stores.  The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings.  The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index and the NASDAQ-100 Index.  The Company is counted among the Fortune 500, the Forbes 500 and the Business Week 50.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control.  Such factors include, without limitation:  general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS (at 908/688-0888):

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

(Tables Follow)

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended

	May 29, 2004	May 31, 2003

Net sales	$1,100,917	$893,868
Cost of sales	644,143	526,688
Gross profit	456,774	367,180
Selling, general and administrative expenses	328,067	276,730
Operating profit	128,707	90,450
Interest income	3,098	3,059
Earnings before provision for income taxes	131,805	93,509
Provision for income taxes	49,756	36,001
Net earnings	$82,049	$57,508

Net earnings per share - Basic	$0.27	$0.19
Net earnings per share - Diluted	$0.27	$0.19

Weighted average shares outstanding - Basic	300,417	294,963
Weighted average shares outstanding - Diluted	306,584	303,038

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 29, 2004	May 31, 2003
Assets

Current assets:
Cash and cash equivalents	$758,101	$683,745
Short term investment securities	56,681	50,682
Merchandise inventories	1,065,519	926,906
Other current assets	106,492	72,477

Total current assets	1,986,793	1,733,810

Long term investment securities	303,833	140,756
Property and equipment, net	516,583	412,883
Goodwill	147,269	15,556
Other assets	21,462	6,966

	$2,975,940	$2,309,971

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$428,294	$379,240
Accrued expenses and other current liabilities	256,253	221,075
Merchandise credit and gift card liabilities	67,815	46,718
Income taxes payable	32,422	68,010

Total current liabilities	784,784	715,043

Deferred rent and other liabilities	111,562	60,395

Total liabilities	896,346	775,438

Total shareholders’ equity	2,079,594	1,534,533

	$2,975,940	$2,309,971

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended

	May 29, 2004	May 31, 2003

Cash Flows from Operating Activities:

Net earnings	$82,049	$57,508
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	22,427	19,781
Amortization of bond premium	270	306
Tax benefit from exercise of stock options	2,707	13,129
Deferred income taxes	535	(1,462)
(Increase) decrease in assets:
Merchandise inventories	(53,185)	(11,235)
Other current assets	(14,513)	(8,736)
Other assets	(30)	17
Increase (decrease) in liabilities:
Accounts payable	29,644	16,275
Accrued expenses and other current liabilities	(17,646)	19,059
Merchandise credit and gift card liabilities	4,627	2,536
Income taxes payable	(1,423)	(2,998)
Deferred rent and other liabilities	4,640	3,489

Net cash provided by operating activities	60,102	107,669

Cash Flows from Investing Activities:

Purchase of investment securities	(158,416)	(67,812)
Redemption of investment securities	50,000	125,000
Capital expenditures	(22,618)	(8,757)

Net cash (used in) provided by investing activities	(131,034)	48,431

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	4,018	11,975

Net cash provided by financing activities	4,018	11,975

Net (decrease) increase in cash and cash equivalents	(66,914)	168,075

Cash and cash equivalents:
Beginning of period	825,015	515,670
End of period	$758,101	$683,745